Exhibit 99.1

Company Contacts:
Alisa Steinberg (Media)
Paul A. Brown, M.D	Stephen D. Axelrod, CFA
Stephen J. Hansbrough
HearUSA, Inc.	Wolfe Axelrod Weinberger Assoc. LLC
(561) 478-8770	Tel. (212) 370-4500 Fax (212) 370-4505

HEARUSA REVENUES INCREASE 17% IN SECOND QUARTER

West Palm Beach, Florida, July 10, 2006 – HearUSA, Inc. (AMEX: EAR) today reported that revenue for the second quarter of fiscal 2006 increased by approximately 17 percent to approximately $22.2 million from approximately $19.1 million in the second quarter a year earlier. The company also announced that toward the end of the second quarter the company closed on five acquisitions with total trailing twelve month revenues of approximately $6.0 million.

Mr. Stephen J. Hansbrough, President and CEO stated, “We are pleased that, with this quarter’s revenues, we continue to be on target.” The company reaffirmed its previously announced targets of $90 million in revenues for 2006 and 12% of income from operations over the longer term.

About HearUSA

HearUSA provides hearing care to patients whose health insurance and managed care organizations have contracted with the company for such care and to retail “self-pay” patients. HearUSA Centers, all of which are company owned, are located in California, Florida, New York, New Jersey, Massachusetts, Ohio, Michigan, and Missouri and the province of Ontario Canada. In addition, the company has a network of 1,400 affiliated audiologists in 49 states. For further information, click on “investor information” at HearUSA’s website www.hearusa.com.

A live webcast of the company presentation at the C.E. Unterberg, Towbin Emerging Growth Opportunities Investor Conference on Tuesday, July 11, 2006 at 11:40 a.m. EDT can be accessed through the following link: http://www.wsw.com/webcast/ceut4/ear/ one hour after the presentation and will be archived and available for 90 days following the conference.

This press release contains forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995, including those relating to the company’s reaffirmation of previously announced guidance for 2006 and for income from operations over the longer term. These statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include such factors as market demand for the Company’s goods and services; successful implementation of the Company’s acquisition program; changes in the pricing environment; general economic conditions in those geographic regions where the Company’s centers are located; the impact of competitive products; and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the 2005 fiscal year.

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